Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

IONIC DIGITAL INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.00001 per share, reserved for issuance pursuant to the Ionic Digital Inc. Omnibus Incentive Plan (the "Plan")	(1)	Other	7,227,152	$56.45	$407,972,730.40	0.0001381	$56,341.03

Total Offering Amounts:						$407,972,730.40		56,341.03
Total Fee Offsets:								0.00
Net Fee Due:								$56,341.03

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover any additional shares of Class A common stock, par value $0.00001 per share (the "Common Stock"), of Ionic Digital Inc. (the "Registrant"), as may become issuable under the Plan by reason of any stock splits, stock dividends, recapitalizations or similar transactions pursuant to the terms of the Plan.

The proposed maximum offering price per Common Stock is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices of the Registrant’s Class A common stock, as reported on the Nasdaq Global Select Market on July 28, 2026.